EXHIBIT 99.3

CONSENT OF SANDERS MORRIS HARRIS INC.

We hereby consent to the inclusion of our opinion letter dated April 3, 2005 to the board of directors of Petrohawk Energy Corporation (the “Company”) attached as Annex B to the joint proxy statement/prospectus included as part of the Company’s Amendment No. 2 to Registration Statement on Form S‑4 (No. 333-124391) (the “Prospectus”) relating to the proposed merger involving the Company and Mission Resources Corporation and to the references to our firm in the Prospectus under the headings “Summary,” “The Merger—Background of the Merger,” “—Petrohawk’s Reasons for the Merger; Recommendation of the Stock Issuance in the Merger by the Petrohawk Board of Directors” and “—Opinion of Sanders Morris Harris Inc. to the Petrohawk Board of Directors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, and we do not thereby admit that we are experts with respect to any part of the registration statement under the meaning of the term “expert” as used in the Securities Act.

SANDERS MORRIS HARRIS INC.
By:	/s/ G. Clyde Buck
	Name:	G. Clyde Buck
	Title:	Managing Director

June 21, 2005